EXHIBIT 21.1

SUBSIDIARIES OF U S LIQUIDS INC.

MBO INC.
US LIQUIDS L.P. HOLDING CO.
US LIQUIDS OF LA., L.P.
RE-CLAIM ENVIRONMENTAL LOUISIANA LLC
USL MANAGEMENT LIMITED PARTNERSHIP
USL GENERAL MANAGEMENT, INC.
GEM MANAGEMENT, INC.
US LIQUIDS NORTHEAST, INC.
US LIQUIDS OF CONNECTICUT, INC.
US LIQUIDS GREAT LAKES, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
USL FIRST SOURCE, INC.
USL ENVIRONMENTAL SERVICES, INC.
US LIQUIDS OF PENNSYLVANIA, INC.
WASTE STREAM ENVIRONMENTAL, INC.
EARTH BLENDS, INC.
US LIQUIDS OF DETROIT, INC.
US LIQUIDS OF FLORIDA, INC.
US LIQUIDS OF GREATER CHICAGO, INC.
US LIQUIDS OF HOUSTON, L.L.C.
US LIQUIDS OF CENTRAL TEXAS, L.L.C.
US LIQUIDS OF DALLAS, L.L.C.
USL PARALLEL PRODUCTS OF CALIFORNIA
PARALLEL PRODUCTS OF FLORIDA, INC.
PARALLEL PRODUCTS OF KENTUCKY, INC.
US LIQUIDS OF TEXAS, INC.
US LIQUIDS TERMINAL SERVICES, INC.
ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION
WASTE RESEARCH AND RECOVERY, INC.
CANADIAN LIQUIDS PROCESSORS, LTD.